Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Liquidmetal Technologies, Inc.

We consent to the incorporation by reference of our Report of Independent Registered Public Accounting Firm dated August 6, 2010 on the consolidated balance sheets as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity (deficiency), and cash flows for the three year period ended December 31, 2009 included in this Form 10-K, into the Company’s previously filed S-8 Registration Statement (File No. 333-101447).

/s/ Choi, Kim, Park, LLP
Los Angeles, California
August 20, 2010